Exhibit 10.13

NEXTDECADE CORPORATION.
3 Waterway Square Place, Suite 400
The Woodlands, Texas 77380

October 16, 2017

VIA EMAIL

York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Re:  Removal of Restrictive Legend – NextDecade Corporation

Ladies and Gentlemen:

As manager for each of the funds affiliated with York Capital Management Global Advisors LLC (“York”) that holds shares in NextDecade Corporation (the “Company”) (collectively, the “York Entities”), you may be aware that on October 5, 2017 the board of directors of the Company approved, pursuant to Section 7.10 of the Agreement and Plan of Merger by and among the Company, Harmony Merger Sub, LLC, NextDecade, LLC and other signatories thereto, the release of up to a certain number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), from certain restrictions of the lock-up agreements between the Company and certain Company stockholders (the “Lock-up Legend”) for the purpose of assisting the Company to regain compliance with The Nasdaq Capital Market’s initial listing requirements.

As a result, up to 577,812 shares held by the York Entities are no longer subject to the transfer restrictions contained in the lock-up agreements between the York Entities and the Company, dated July 24, 2017.  Except as expressly released hereby, such lock-up agreements remain in full force and effect.

I will promptly instruct Continental Stock Transfer & Trust Company, as the Company’s transfer agent, to remove the Lock-up Legend applicable to up to all these shares.

If you have any questions regarding this letter, please feel free to call me at (832) 403-2198.

Very truly yours,

/s/ Krysta De Lima
Krysta De Lima
General Counsel

cc:	Gabriel Gutierrez, NextDecade Corporation
Jeffery K. Malonson, King & Spalding LLP